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SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

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The Procter & Gamble Company

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Dear Employee:

Several weeks ago, I wrote to ask your help in retaining the Company’s classified Board of Directors structure by voting AGAINST Proposal # 4 in the Company’s proxy statement.

For those of you who have not yet voted or have voted to declassify the Board, I want to share some additional perspective. If you have voted FOR Proposal # 4, you can still change your vote.

Recently, I talked with several of our large institutional investors about the benefits of the classified Board structure and I want to share some of their feedback. They confirmed that the stability, experience and continuity of our classified Board have been important factors to P&G’s business and financial success.

Our track record has been excellent. During the past nineteen years the classified Board has been in place, our results have significantly outpaced the Dow and S&P. In fact, our stock price has grown much faster under the classified Board structure than during the nineteen years prior to classification.

There is strong confidence and trust in our Board. Investors compliment the high-caliber of our Directors and their ability to manage through both good times and bad. The ability to attract, train and retain top-notch Directors is key to any company’s success and the classified Board structure helps provide adequate time for new Directors to learn our complex global business.

We have instituted a number of best governance practices, including term limits, a retirement age and a forceful presiding director. We also have a strong and independent Governance & Nominating Committee that works to identify and recruit new directors and evaluates current Directors. Our Directors are subject to the Company’s PVPs and Code of Ethics, both of which create a culture of doing what’s right for the shareholders.

Given our strong results and the high quality of our Board, there is no compelling reason to move away from the classified Board structure. I ask you to vote against Proposal # 4.

Sincerely,
A. G. Lafley

Discussion Points

This is not a “one size fits all” issue. Declassification may make sense for many companies, but it doesn’t make sense for all companies and doesn’t make sense for P&G. Our Board did not take this decision lightly. The question was considered for much of the past year, with at least a half dozen different discussions with either the Governance & Nominating Committee or the full Board. After all these deliberations, the Board’s decision was unanimous.

As a well-managed company with good governance systems, P&G’s classified board is a valuable tool. The stability and continuity offered by a classified board:

     a. Have helped increase shareholder value at P&G and helped ensure long-term success. Our historical financials for the last 19 years support this conclusion. There is no evidence to support the conclusion that the classified board has harmed shareholder value. In fact, as noted in the proxy, a $1,000 investment in 1985 when the Board became classified, is now worth over $20,000. The same investment during the same period of time in the Dow would only be worth $12,500 and an investment in the S&P would only be worth $9,000. If we look at the 19 years prior to classification (i.e. 1966 through 1985), a $1,000 investment in P&G stock was worth $5,500, while the same investment in the Dow was worth $4,000.

     b. Have served the shareholders well during times of difficulty. When the Company has faced significant challenges, the presence of an experienced and stable Board was instrumental to getting P&G back on track. A less stable and experienced Board probably would not have been able to weather the storm as well and annual elections may even have been counterproductive at sensitive times.

     c. Will help the Company attract and retain the best directors. In today’s environment, finding high quality, independent directors with significant management experience is challenging for all companies. The demands and risks of serving as a public company director are greater today than ever before. Three-year terms give directors the comfort they will have sufficient time to learn the Company’s operations and enhance its strategies. Directors are also assured there will be other experienced members of the Board to provide continuity. Against this background, moving to annual elections could make serving on the Board less attractive to some candidates. This would be particularly true if new rules are adopted that tie shareholders’ ability to nominate directors to withhold votes campaigns for current directors.

There is little chance P&G’s Board will become entrenched or stagnant. We have term limits, a retirement age and a forceful presiding director. We also have a strong and independent Governance & Nominating Committee that works to identify and recruit new directors and conducts evaluations of current directors to help ensure strong performance. We have clear governance guidelines that are guided by the Company’s Purpose, Values and Principles. Under this system, our Board’s top priority is to do what is right for the shareholders. To further align the interests of our directors and other shareholders, we have director stock holding requirements and much of our executive compensation is tied to Company performance.